EXHIBIT 11

                DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                     Computation of Basic Earnings Per Share
                    (In thousands, except per share amounts)


                                                                      Three Months Ended              Nine Months Ended
                                                                        September 30,                  September 30,
                                                                      1999            1998           1999           1998
                                                                   ---------        --------      ---------       ---------
DLJ Common Stock

Weighted Average Common Shares:
    Average Common Shares Outstanding                                125,835         121,411        125,053         117,879
    Average Restricted Stock Units Outstanding                           158             158            158             146
                                                                   ---------        --------      ---------       ---------

Weighted Average Common Shares Outstanding                           125,993         121,569        125,211         118,025
                                                                   =========        ========      =========       =========

Earnings:
     Net Income                                                    $ 122,200        $ 25,700      $ 409,500       $ 302,150
     Less: Preferred Stock Dividend Requirement                        5,289           5,289         15,867          16,021
           Earnings Applicable to Common
           Shares-DLJdirect                                             (596)              -           (547)              -
                                                                   ---------        --------      ---------       ---------

Earnings Applicable to Common Shares                               $ 117,507        $ 20,411      $ 394,180       $ 286,129
                                                                   =========        ========      =========       =========

Basic Earnings Per Common Share                                    $    0.93        $   0.17      $    3.15       $    2.42
                                                                   =========        ========      =========       =========

DLJdirect Common Stock

Weighted Average Common Shares:
    Average Common Shares Outstanding                                 18,400                         18,400
                                                                   =========                      =========
Earnings:
    Net Income                                                     $    (596)                     $    (547)
                                                                   =========                      =========

Earnings Applicable to Common Shares                               $    (596)                     $    (547)
                                                                   =========                      =========

Basic Earnings Per Common Share                                    $   (0.03)                     $   (0.03)
                                                                   =========                      =========

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